UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 16, 2016

RESOURCES CONNECTION, INC.

Delaware (State or other jurisdiction	0-32113 (Commission	33-0832424 (IRS Employer
of incorporation)	File Number)	Identification No.)

17101 Armstrong Avenue, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(714) 430-6400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2016, Tracy Stephens announced his decision to leave his position as Executive Vice-President – International Operations and Procurement & Supply Chain Management (PSC) of Resources Connection, Inc. (the “Company”) and his memberships on the Boards of Directors of the Company’s international subsidiaries or affiliates, effective as of December 31, 2016 (the “Separation Date”).  In connection with Mr. Stephens’ resignation, on November 16, 2016, the Company and Mr. Stephens entered into a Severance and General Release Agreement (the “Severance Agreement”).

Under the terms of the Severance Agreement, the Company has agreed to pay Mr. Stephens a lump sum payment of three and one-half times his current base salary of $330,000, payable between January 1, 2017 and January 6, 2017.

All of Mr. Stephens’ outstanding unvested stock options, which he was awarded during his employment, will automatically vest as of the Separation Date and will remain exercisable for the duration of the term of such awards.

Mr. Stephens and his dependents will also be allowed continued participation in the Company’s group health insurance plans at the Company’s expense for a period of two (2) years following the Separation Date, subject to earlier termination upon his eligibility to participate in substantially comparable group health plans of a subsequent employer or other entity.

Mr. Stephens will be subject to various restrictive covenants for a period of twenty-four (24) months after the Separation Date, including covenants contained in the Employment Agreement between Mr. Stephens and the Company, dated July 30, 2013.

In accordance with applicable law, Mr. Stephens may revoke the Severance Agreement at any time during the seven days following the execution of the Severance Agreement, in which case he will not be entitled to the payments provided in the Severance Agreement.

The foregoing summary of the terms of the Severance Agreement is qualified in its entirety by the full text of the Severance Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Severance and General Release Agreement, effective November16, 2016, between Tracy Stephens and Resources Connection, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCES CONNECTION, INC.

Date: November 21, 2016
By: /s/ Kate W. Duchene
Kate W. Duchene
Interim Chief Executive Officer